Exhibit 99

FOR IMMEDIATE RELEASE

Instanet, Inc. and VitaCube Systems, Inc. Finalize Merger Agreement

Littleton, CO—(BUSINESS WIRE)—June 23, 2003—Instanet, Inc. (OTC BB: INST) announced today that it has completed its share exchange with privately held VitaCube Systems, Inc., located in Denver, CO.

Instanet acquired all the issued and outstanding shares of VitaCube Systems, Inc. in exchange for 13,572,000 shares of Instanet’s authorized but unissued common stock. As a result of the exchange, current shareholders of VitaCube now own approximately 90% of Instanet’s issued and outstanding common stock. The officers and directors of Instanet resigned and VitaCube management was elected to those positions. Sanford D. Greenberg, a director CEO of VitaCube, was named to the same positions with Instanet, and Warran Cohen became Instanet’s other new director.

VitaCube Systems, Inc. (“V3S”), Instanet’s operating business, is a provider of high quality meal replacement powder and premium nutritional dietary supplements through three main marketing channels: direct to consumer, television and radio and its newly formed Network Marketing Division, marketing the company’s exclusive product through a planned international network. VitaCube products are not sold in grocery and mass-market retail stores.

In addition to its flagship product, VitaPro™, a meal replacement powder product, V3S offers a comprehensive line of vitamins, minerals, amino acids and herbs in tablet, soft gel or capsule form, all of which are manufactured using V3S’s proprietary product formulations. V3S arranges its supplements in its unique, easy to use, and convenient delivery system known as the “VitaCube.”

“Completing this transaction was a huge step forward in making VitaCube a major player in the market for quality nutrition products,” says Mr. Greenberg. “We are eager to meet the demand from health conscious consumers who want a truly effective, proven product line that you can’t get anywhere else.”

The company’s commitment to product integrity and the health needs of its customers has earned VitaCube Systems a loyal following of world class athletes that includes:

•	World Series Co-MVPs and Pitchers for the Arizona Diamonbacks Curt Schilling and Randy Johnson
•	Miami Dolphins All-Pro quarterback Brian Griese
•	Oakland Raiders All-Pro linebacker Bill Romanowski
•	Two Time World Champion Denver Broncos coach Mike Shanahan
•	2002 Olympic snowboard bronze medallist J.J. Thomas
•	Los Angeles Dodgers home run leader Eric Karros

“I am enthusiastic about this venture and look forward to using my experience to help make VitaCube a success.” Says Earnest Mathis, former president of Instanet.

Having formulated its products in 2000 and 2001, V3S began sales of its products to the public in 2002. V3S’s products and other information concerning V3S are described on V3S’s website at www.v3s.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for V3S distribution network. Actual results may differ from those discussed in such forward-looking statements.

Contact:	Instanet, Inc., Denver Colorado
Gordon Burr, Executive Vice President, Business Development – (303) 316-8577 x222